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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721), Form S-3 (File No. 333-80129) and Form S-8 of our reports dated February 13, 2002, on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 and of Pacific Premier Retail Trust as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and for the period from February 18, 1999 (Inception) to December 31, 1999, which appear in this Annual Report on Form 10-K. Our report refers to the adoption of Statement of Financial Accounting Standard No. 133 and Staff Accounting Bulletin 101.

PricewaterhouseCoopers LLP
Los Angeles, California
March 22, 2002